Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of IntercontinentalExchange, Inc. (“ICE”) and NYSE Euronext, giving effect to the merger transactions pursuant to which ICE will acquire NYSE Euronext under a newly formed holding company, IntercontinentalExchange Group, Inc. (“ICE Group”), which is referred to as the “mergers”. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2013 and for the year ended December 31, 2012 combine the historical consolidated statements of income of ICE and the historical consolidated statements of operations of NYSE Euronext, giving effect to the mergers as if they had been consummated on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of ICE and the historical condensed consolidated balance sheet of NYSE Euronext as of June 30, 2013, giving effect to the mergers as if they had been consummated on June 30, 2013. The historical consolidated financial statements of NYSE Euronext have been adjusted to reflect certain reclassifications in order to conform to ICE’s financial statement presentation.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“US GAAP”) with ICE considered the acquirer of NYSE Euronext for accounting purposes. Under the acquisition method of accounting, the purchase price is allocated to the underlying NYSE Euronext tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

ICE has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the NYSE Euronext assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform NYSE Euronext’s accounting policies to ICE’s accounting policies. A final determination of the fair value of NYSE Euronext’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of NYSE Euronext that exist as of the closing date of the mergers and, therefore, cannot be made prior to the completion of the transaction. In addition, the value of the consideration to be paid by ICE upon the consummation of the mergers will be determined based on the closing price of ICE’s common stock on the closing date of the mergers. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. ICE has estimated the fair value of NYSE Euronext’s assets and liabilities based on discussions with NYSE Euronext’s management, preliminary valuation studies, due diligence and information presented in NYSE Euronext’s public filings. Until the mergers are completed, both companies are limited in their ability to share certain information. After completion of the mergers, the valuations will be finalized as soon as practicable within the required measurement period, but in no event later than one year following completion of the mergers. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of income. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The aggregate purchase price for financial statement purposes will be based on the actual closing price per share of ICE common stock on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma condensed combined financial statements. If the actual closing price per share of ICE common stock on the closing date is higher than the assumed amount, it is expected that the actual amount recorded for goodwill will be higher; conversely, if the actual closing price is lower, the actual amount recorded for goodwill will be lower. A hypothetical 10% change in ICE’s closing stock price on the closing date of the mergers would have an approximate $764 million impact on the purchase price and subsequent goodwill balance.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the mergers; (2) factually supportable; and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results of ICE and NYSE Euronext following the mergers. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the mergers occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the mergers.

The unaudited pro forma condensed combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the mergers and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of income exclude projected operating efficiencies and synergies expected to be achieved as a result of the mergers. The projected operating synergies include approximately $450 million in combined annual cost synergies expected to be realized within three years of closing the mergers (inclusive of $150 million related to NYSE Euronext’s current cost savings program, known as Project 14). Of these expense synergies, 80% are expected to be realized within two years of closing. The unaudited pro forma condensed combined financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the mergers, as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the mergers. However, such costs could affect the combined company following the mergers in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the mergers.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited consolidated financial statements of ICE as of and for the year ended December 31, 2012, included in ICE’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	the historical unaudited consolidated financial statements of ICE as of and for the six months ended June 30, 2013, included in ICE’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013;

•	the historical audited consolidated financial statements of NYSE Euronext as of and for the year ended December 31, 2012, included in Exhibit 99.2 of ICE’s Current Report on Form 8-K filed September 9, 2013; and

•	the historical unaudited condensed consolidated financial statements of NYSE Euronext as of and for the six months ended June 30, 2013, included in Exhibit 99.2 of ICE’s Current Report on Form 8-K filed September 9, 2013.

INTERCONTINENTALEXCHANGE, INC. AND NYSE EURONEXT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(In thousands, except per share amounts)

	Historical Statement of Income Information		Pro Forma
	ICE	NYSE Euronext	Adjustments	Notes		ICE Group Combined
Revenues:
Transaction and clearing fees, net	$618,583	$1,291,000				$1,909,583
Market data fees	81,033	174,000				255,033
Listing fees	—	221,000	$(106)	(a	)
			(46,000)	(b	)	174,894
Technology service fees	—	157,000	(1,677)	(a	)	155,323
Other	23,890	115,000				138,890

Total revenues	723,506	1,958,000	(47,783)			2,633,723
Transaction-based expenses:
Section 31 fees	—	153,000				153,000
Liquidity payments, routing and clearing	—	594,000				594,000

Total revenues less transaction-based expenses	723,506	1,211,000	(47,783)			1,886,723

Operating Expenses:
Compensation and benefits	132,846	315,000				447,846
Technology and communications	23,197	85,000				108,197
Professional services	15,587	136,000				151,587
Rent and occupancy	17,567	60,000				77,567
Acquisition-related transaction expenses and exit costs	26,314	30,000	(39,741)	(c	)	16,573
Selling, general and administrative	17,991	52,000	(1,783)	(a	)	68,208
Depreciation and amortization	65,234	124,000	500	(d	)	189,734

Total operating expenses	298,736	802,000	(41,024)			1,059,712

Operating income	424,770	409,000	(6,759)			827,011
Other expense, net	16,780	42,000	9,566	(e	)	68,346

Income before income taxes	407,990	367,000	(16,325)			758,665
Income tax expense	112,948	58,000	(6,741)	(f	)	164,207

Net income	$295,042	$309,000	$(9,584)			$594,458

Net income attributable to noncontrolling interest	(6,277)	(10,000)				(16,277)

Net income attributable to Combined Company	$288,765	$299,000	$(9,584)			$578,181

Earnings per share attributable to Combined Company common shareholders:
Basic	$3.97	$1.23				$5.03

Diluted	$3.94	$1.22				$5.00

Weighted average common shares outstanding:
Basic	72,746	243,000	(200,842)	(g	)	114,904

Diluted	73,291	244,000	(201,746)	(g	)	115,545

INTERCONTINENTALEXCHANGE, INC. AND NYSE EURONEXT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

(In thousands, except per share amounts)

	Historical Statement of Income Information		Pro Forma
	ICE	NYSE Euronext	Adjustments	Notes		ICE Group Combined
Revenues:
Transaction and clearing fees, net	$1,185,195	$2,393,000				$3,578,195
Market data fees	146,789	348,000				494,789
Listing fees	—	448,000	$(128)	(a	)
			(88,000)	(b	)	359,872
Technology service fees	—	341,000	(1,025)	(a	)	339,975
Other	30,981	219,000				249,981

Total revenues	1,362,965	3,749,000	(89,153)			5,022,812
Transaction-based expenses:
Section 31 fees	—	301,000				301,000
Liquidity payments, routing and clearing	—	1,124,000				1,124,000

Total revenues less transaction-based expenses	1,362,965	2,324,000	(89,153)			3,597,812

Operating Expenses:
Compensation and benefits	251,152	601,000				852,152
Technology and communications	45,764	176,000				221,764
Professional services	33,145	299,000				332,145
Rent and occupancy	19,329	119,000				138,329
Acquisition-related transaction expenses and exit costs	19,359	134,000	(17,174)	(c	)	136,185
Selling, general and administrative	36,699	126,000	(1,153)	(a	)	161,546
Depreciation and amortization	130,502	260,000	(100)	(d	)	390,402

Total operating expenses	535,950	1,715,000	(18,427)			2,232,523

Operating income	827,015	609,000	(70,726)			1,365,289
Other expense, net	37,323	139,000	19,062	(e	)	195,385

Income before income taxes	789,692	470,000	(89,788)			1,169,904
Income tax expense	227,955	105,000	(35,859)	(f	)	297,096

Net income	$561,737	$365,000	$(53,929)			$872,808

Net income attributable to noncontrolling interest	(10,161)	(17,000)				(27,161)

Net income attributable to Combined Company	$551,576	$348,000	$(53,929)			$845,647

Earnings per share attributable to Combined Company common shareholders:
Basic	$7.59	$1.39				$7.36

Diluted	$7.52	$1.39				$7.32

Weighted average common shares outstanding:
Basic	72,712	250,000	(207,842)	(g	)	114,870

Diluted	73,366	250,000	(207,793)	(g	)	115,573

INTERCONTINENTALEXCHANGE, INC. AND NYSE EURONEXT

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2013

(In thousands)

	Historical Balance Sheet Information		Pro Forma
	ICE	NYSE Euronext	Adjustments	Notes		ICE Group Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,457,048	$295,000	$(950,609)	(h	)
			(152,000)	(i	)
			(110,894)	(j	)	$538,545
Short-term investments	36,529	27,000				63,529
Short-term restricted cash and investments	138,297	—	152,000	(i	)	290,297
Customer accounts receivable, net	185,784	442,000				627,784
Margin deposits and guaranty funds	35,328,089	—				35,328,089
Prepaid expenses and other current assets	39,459	184,000				223,459

Total current assets	37,185,206	948,000	(1,061,503)			37,071,703

Property, plant & equipment, net	164,901	887,000	(139,000)	(k	)	912,901

Other noncurrent assets:
Goodwill	1,932,929	4,027,000	2,222,786	(l	)	8,182,715
Other intangible assets, net	804,188	5,573,000	139,000	(k	)
			2,649,000	(m	)	9,165,188
Long-term restricted cash	160,751	—				160,751
Long-term investments	329,547	456,000				785,547
Other noncurrent assets	36,205	155,000				191,205

Total other noncurrent assets	3,263,620	10,211,000	5,010,786			18,485,406

Total assets	$40,613,727	$12,046,000	$3,810,283			$56,470,010

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$108,948	$577,000	$(16,447)	(n	)	$669,501
Accrued salaries and benefits	36,266	150,000				186,266
Current portion of long-term debt	48,824	179,000				227,824
Deferred revenue	35,912	314,000	$(278,000)	(o	)	71,912
Margin deposits and guaranty funds	35,328,089	—				35,328,089
Other current liabilities	86,759	—				86,759

Total current liabilities	35,644,798	1,220,000	(294,447)			36,570,351

Noncurrent liabilities:
Noncurrent deferred tax liability, net	205,406	1,401,000	932,514	(p	)
			267,730	(o	)
			(46,346)	(q	)	2,760,304
Long-term debt	753,971	2,039,000	1,901,048	(q	)	4,694,019
Deferred revenue	—	375,000	(375,000)	(o	)	—
Other noncurrent liabilities	115,508	584,000				699,508

Total noncurrent liabilities	1,074,885	4,399,000	2,679,946			8,153,831

Total liabilities	36,719,683	5,619,000	2,385,499			44,724,182

Redeemable noncontrolling interest	15,169	286,000				301,169

EQUITY
Shareholders’ equity
Common stock	804	3,000	(3,000)	(r	)
			424	(s	)	1,228
Treasury stock	(737,846)	(968,000)	968,000	(r	)	(737,846)
Additional paid-in capital	1,945,281	7,908,000	(7,908,000)	(r	)
			7,637,807	(s	)	9,583,088
Retained earnings	2,797,437	722,000	(816,447)	(r	)	2,702,990
Accumulated other comprehensive loss	(158,448)	(1,546,000)	1,546,000	(r	)	(158,448)

Total shareholders’ equity	3,847,228	6,119,000	1,424,784			11,391,012
Noncontrolling interest in consolidated subsidiaries	31,647	22,000				53,647

Total equity	3,878,875	6,141,000	1,424,784			11,444,659

Total liabilities and equity	$40,613,727	$12,046,000	$3,810,283			$56,470,010

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

Overview

Pursuant to the merger agreement, dated December 20, 2012, as amended and restated on March 13, 2013, ICE agreed to acquire NYSE Euronext under a newly formed holding company, ICE Group. Following successive merger transactions, ICE and NYSE Euronext will become wholly-owned subsidiaries of ICE Group. For purposes of the unaudited pro forma condensed combined financial statements (the “pro forma financial statements”), ICE has assumed a total preliminary purchase price for the mergers of $10.4 billion, which consists of cash, shares of ICE Group common stock, and replacement share-based payment awards. Under the terms of the merger agreement, the transaction is currently valued at $42.09 per NYSE Euronext share, based on the closing price of ICE’s stock on September 5, 2013. Each issued and outstanding share of NYSE Euronext common stock (except for excluded shares and dissenting shares) will be converted into the right to receive 0.1703 of a share of ICE Group common stock and $11.27 in cash (this is referred to as the “standard election amount”). NYSE Euronext stockholders will also have the right to make either a cash election to receive $33.12 in cash, or a stock election to receive 0.2581 of a share of ICE Group common stock, for their NYSE Euronext shares. Both the cash election and the stock election are subject to the proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of shares of ICE Group common stock issued, in the mergers to the NYSE Euronext stockholders, as a whole, will be equal to the total amount of cash and number of shares that would have been paid and issued if all of the NYSE Euronext stockholders received the standard election amount, representing maximum cash consideration of $2.7 billion and a maximum aggregate number of ICE Group common shares of 42.4 million shares. NYSE Euronext stockholders who make no election will receive the standard election amount. The overall mix of the $10.4 billion of estimated aggregate merger consideration being paid by ICE and ICE Group is approximately 74% shares and 26% cash.

The pro forma financial statements have been prepared assuming the mergers are accounted for using the acquisition method of accounting under US GAAP with ICE treated as the acquiring entity for accounting purposes. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets of NYSE Euronext based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform NYSE Euronext’s financial statement presentation to that of ICE, as described in Note 2. However, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of NYSE Euronext to those of ICE due to limitations on the availability of information as of the date of these pro forma financial statements.

The pro forma adjustments represent management’s estimates based on information available as of the date of these pro forma financial statements and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the mergers that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the mergers are not included in the pro forma statements of income. However, the impact of such transaction expenses are reflected in the pro forma balance sheet as decreases to retained earnings and cash.

The pro forma statements of income for the six months ended June 30, 2013 and for the year ended December 31, 2012 combine the historical consolidated statements of income of ICE and the historical consolidated statements of operations of NYSE Euronext, giving effect to the mergers as if they had been consummated on January 1, 2012, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of ICE and the historical consolidated balance sheet of NYSE Euronext as of June 30, 2013, giving effect to the mergers as if they had been consummated on June 30, 2013.

Completion of the mergers is subject to regulatory approvals from the Euronext College of Regulators and other national financial regulators, as well as customary closing conditions. The mergers are expected to be completed during the fall of 2013.

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of $10.4 billion was determined based on NYSE Euronext’s shares of common stock and awards outstanding under NYSE Euronext’s stock plan (which we refer to as equity awards), as of September 5, 2013. For purposes of these pro forma financial statements, such common stock and equity awards are assumed to remain outstanding as of the closing date of the mergers. Further, no effect has been given to any other new shares of common stock or other equity awards that may be issued or granted subsequent to the date of these pro forma financial statements and before the closing date of the mergers. In all cases in which ICE’s closing stock price is a determining factor in arriving at the final merger consideration, the stock price assumed for the total preliminary purchase price is the closing price of ICE’s common stock on September 5, 2013 ($181.00 per share), the most recent date practicable in the preparation of these pro forma financial statements. The standard election amount is assumed for purposes of preparing the table below.

(In thousands, except per share data)	Shares	Per Share	Purchase Consideration
Cash consideration for outstanding NYSE Euronext common stock	243,239	$11.27	$2,741,309

Total Cash Consideration			2,741,309

Shares of ICE Group common stock exchanged for NYSE Euronext common stock outstanding(1)	41,424	$181.00	7,497,687
ICE Group stock options exchanged for NYSE Euronext stock options outstanding(2)	6	$109.30	724
Shares of ICE Group common stock exchanged for NYSE Euronext time-based restricted stock units outstanding that do not require post-combination service (3)	734	$181.00	132,877
ICE Group time-based restricted stock units exchanged for NYSE Euronext time-based restricted stock units outstanding that require post-combination service (3)	181	$181.00	4,545
ICE Group time-based restricted stock units exchanged for NYSE Euronext performance-based restricted stock units outstanding(4)	47	$181.00	2,398

Total Stock Consideration	42,392		7,638,231

Total Preliminary Estimated Purchase Price			$10,379,540

(1)	Number of shares of ICE Group common stock issued was determined based on the conversion factor of 0.1703 of a share of ICE Group common stock for each issued and outstanding share of NYSE Euronext common stock.
(2)

Number of ICE Group stock options issued was determined based on the 28,547 outstanding NYSE Euronext stock options multiplied by an exchange factor of 0.2321 per award. As defined in the merger agreement, the exchange factor is equal to the equity exchange factor of 0.1703 plus i) $11.27 divided by ii) the 10-day volume weighted average ICE stock price ending prior to the second to last trading day prior to September 5, 2013. The fair value of $109.30 per award was calculated using the Black-Scholes option pricing model. The entire fair value of the ICE awards has been attributed to stock consideration as those awards require no post-combination service. The impact of the exchange of NYSE Euronext stock appreciation rights was excluded from the calculation presented above as their associated stock consideration value would not be material.
(3)	Of the 3,940,391 total outstanding time-based restricted stock units of NYSE Euronext common stock, 3,162,438 will vest upon the closing of the mergers and the fair value of the shares of ICE Group issued in the satisfaction of these awards is included in the stock consideration presented above as no post-combination service is required. Restricted shares of ICE Group stock will be issued in replacement of the remaining 777,953 outstanding NYSE Euronext shares. As these awards will require post-combination service, the fair value of the replacement ICE Group time-based restricted share awards has been allocated between the pre- and post-combination service period, with 14% of the amount allocated to the pre-combination period included as purchase price in the table above. The amount allocated to the post-combination service period will be expensed prospectively by ICE Group. The number of ICE Group shares and time-based restricted stock units issued for these awards is based on an exchange factor of 0.2321, as calculated in footnote (2) above.
(4)	Each of the 201,684 outstanding performance-based restricted stock units of NYSE Euronext common stock will be deemed to have their performance condition satisfied as of the date of the mergers. ICE Group will issue replacement time-based restricted share units and the number of units issued will be based on an exchange factor of 0.2321, as calculated in footnote (2) above. Only 28% of the fair value of the replacement awards is included in the stock consideration presented above, as this amount represents the fair value attributable to the service period completed prior to the merger date. The remaining service period will be completed post-merger and future vesting and expense will be recognized accordingly.

The purchase price will be computed using the closing price of ICE common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of ICE common stock until the mergers are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of ICE common stock (in thousands, except per share data):

	Price of ICE Common Stock	ICE Group Shares To Be Issued	Calculated Value of Stock Consideration	Cash Consideration Transferred	Total Preliminary Purchase Price
As of September 5, 2013	$181.00	42,400	$7,638,231	$2,741,309	$10,379,540
Decrease of 10%	$162.90	42,400	$6,874,480	$2,741,309	$9,615,789
Increase of 10%	$199.10	42,400	$8,401,981	$2,741,309	$11,143,290

Preliminary Estimated Purchase Price Allocation

The total preliminary estimated purchase price described above has been allocated to NYSE Euronext’s tangible and intangible assets and liabilities for purposes of these pro forma financial statements based on their estimated relative fair values assuming the mergers were completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the mergers are consummated and after completion of a thorough analysis to determine the fair value of NYSE Euronext’s tangible assets and liabilities, including fixed assets and investments, and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming NYSE Euronext’s accounting policies to those of ICE, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of NYSE Euronext’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the combined company following the mergers due to differences in amortization related to these assets and liabilities. The total preliminary estimated purchase price was allocated based on NYSE Euronext’s balance sheet as of June 30, 2013 as follows (in thousands):

NYSE Euronext historical equity	$6,119,000
NYSE Euronext historical goodwill	(4,027,000)
NYSE Euronext historical intangible assets	(5,573,000)
Fair value adjustment of deferred revenue	653,000
Fair value adjustment of debt assumed	(110,348)
Deferred tax impact of fair value adjustment – deferred revenue	(267,730)
Deferred tax impact of fair value adjustment – debt assumed	46,346
Deferred tax liability on historical intangible assets	1,650,000

Net tangible liabilities assumed	(1,509,732)
Preliminary identifiable intangible assets	8,222,000
Deferred tax liabilities on preliminary identifiable intangible assets	(2,582,514)
Preliminary goodwill	6,249,786

Total Preliminary Estimated Purchase Price	$10,379,540

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from national securities exchange registrations, customer relationships and trade names, of which customer relationships and certain trade names are amortizable. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma statements of income using the straight-line method. Management has determined the estimated remaining useful life of these assets based on its consideration of relevant factors. An indefinite remaining useful life for national securities exchange registrations has been estimated since the registrations represent rights to operate exchanges in perpetuity based on the long history of the NYSE Euronext exchanges to be acquired and the expectation that a market participant would continue to operate them indefinitely. Indefinite remaining useful lives for the NYSE and Euronext trade names have been estimated based on their long history in the marketplace, their continued use following the mergers, and their importance to the business of NYSE Euronext and prominence in the industry. A three year remaining useful life for the Liffe trade name has been estimated based on the period in which ICE expects a market participant would use the name prior to rebranding and the length of time the name is expected to maintain recognition and value in the marketplace. An average 21 year remaining useful life for customer relationships has been estimated based on the projected economic benefits associated with this asset. The 21 year estimated useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. These assumptions have been based on discussions with NYSE Euronext management due to the limits on each company’s ability to share certain information, which includes access to NYSE Euronext’s historical customer data.

The identifiable intangible assets and related amortization are preliminary and have been based on discussions with NYSE Euronext’s management, preliminary valuation studies, due diligence and information presented in public filings. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods impacted by amortization expense will ultimately be based upon the periods in which we expect to derive the associated economic benefits or detriments. Therefore, the amount of amortization expense following the mergers may differ significantly between periods based upon the final value assigned to, and amortization methodology used for, each identifiable intangible. Intangible amortization has been presented in one line item on the pro forma statements of income; however, the ultimate classification of intangible amortization expense could differ materially, depending upon the final determination of the nature and amount of each identifiable intangible asset and liability.

The deferred tax liabilities above represent the estimated tax effect on the identifiable intangibles as there will be no tax basis in these assets. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets.

Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

2. Pro Forma Adjustments

The unaudited pro forma condensed combined statements of income reflect the following adjustments:

a)	To eliminate listing and technology fees charged by NYSE Euronext to ICE.

b)	To remove revenue relating to the amortization of deferred revenue balances, net of revenue recognized for listings that occurred in 2013 and 2012, that have been eliminated in the pro forma adjustments. See adjustment o) below.

c)	To remove acquisition-related transaction costs related to the mergers, including $23.4 million and $16.3 million incurred by ICE and NYSE Euronext for the six months ended June 30, 2013, respectively, and $9.2 million and $8.0 million incurred by ICE and NYSE Euronext for the year ended December 31, 2012, respectively.

d)	To record $30.5 million and $61.0 million in amortization expense for the six months ended June 30, 2013 and for the year ended December 31, 2012, respectively, on the acquired intangible assets described in adjustment m) below. To eliminate $30.0 million and $61.1 million in amortization expense for the six months ended June 30, 2013 and for the year ended December 31, 2012, respectively, recognized related to NYSE Euronext historical intangible assets.

e)

To reduce interest income earned on ICE cash on hand to be used to fund a portion of the cash merger consideration, to record interest expense on $1.8 billion in combined new debt to be incurred by ICE Group and ICE to fund a portion of the cash merger consideration expected to consist of a combination of senior notes anticipated to be issued in one or more tranches by ICE Group and anticipated borrowings by ICE under its revolving credit facility, to record increased interest expense on ICE’s current outstanding term loans and unused revolving credit facility in accordance with the terms of the facilities, and to reduce interest expense for the amortization of the adjustment to the existing NYSE Euronext bonds to record them at fair market value.

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In thousands)
ICE interest income earned on cash paid for merger consideration	$1,422	$1,626
Interest expense incurred on new debt	22,625	45,625
Increase in interest expense on outstanding ICE term loans based on higher interest rate	2,139	4,690
Increase in commitment fees resulting from higher undrawn commitment fee rate	1,922	4,679
Reduction of interest expense from the amortization of the fair value adjustment to the existing NYSE Euronext bonds	(18,542)	(37,558)

Pro forma adjustment to other expense	$9,566	$19,062

For purposes of the pro forma interest expense on the $1.8 billion of new debt to be incurred to fund a portion of the cash merger consideration, ICE has assumed an interest rate of 2.5% per annum. Borrowings under ICE’s revolving credit facility are expected to be refinanced following the mergers under a commercial paper program. Any borrowings by ICE Group through the issuance of senior notes or refinancing of borrowings under ICE’s revolving credit facility are subject to market conditions and other factors outside the control of ICE Group and ICE and there can be no assurance that ICE and ICE Group will be able to issue senior notes or refinance such borrowings. In addition, additional interest expense is recorded related to ICE’s outstanding term loans and unused commitment fee on ICE’s revolving credit facility based on a presumed higher rate of interest in accordance with the terms of the agreements and the associated changes in the leverage ratios. See Note 3 for more information on these financing transactions related to the mergers.

f)	To record the tax effect on pro forma adjustments at a combined U.S. (federal and state) statutory income tax rate of 41% for the six months ended June 30, 2013 and 40% for the year ended December 31, 2012.

g)	To adjust the weighted average number of shares outstanding based on the standard election amount of $11.27 in cash plus 0.1703 of an ICE Group share for each share of NYSE Euronext stock outstanding as of September 5, 2013, as well as the dilutive impact of the NYSE Euronext restricted stock and stock option awards to be exchanged for ICE Group stock awards in connection with the mergers, as follows:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In thousands)
Basic:
Elimination of NYSE Euronext historical weighted average shares	(243,000)	(250,000)
ICE Group estimated incremental shares issued to NYSE Euronext stockholders related to the mergers	41,424	41,424
Issuance of ICE Group common stock in exchange for outstanding NYSE Euronext restricted stock awards	734	734

Weighted average share adjustment, net	(200,842)	(207,842)

Diluted:
Elimination of NYSE Euronext weighted average shares	(244,000)	(250,000)
ICE Group estimated incremental shares issued to NYSE Euronext stockholders related to the mergers	41,424	41,424
Issuance of ICE Group common stock in exchange for outstanding NYSE Euronext restricted stock awards	734	734
Dilutive impact of NYSE Euronext stock awards assumed by ICE Group	96	49

Weighted average share adjustment, net	(201,746)	(207,793)

The unaudited pro forma condensed combined balance sheet reflects the following adjustments:

h)	To reflect the use of ICE cash on hand to fund a portion of the cash merger consideration, as described in Note 1 above, equal to the $2.7 billion aggregate cash-consideration, less the $1.8 billion in new debt expected to be incurred by ICE Group and ICE, net of $9.3 million in debt issuance costs.

i)	To reclassify minimum cash balances to be maintained in certain markets to restricted cash to conform to ICE’s accounting policy.

j)	To reflect the impact of $151.4 million estimated transaction costs anticipated to be paid by both ICE and NYSE Euronext prior to, or concurrent with, the closing of the mergers, net of $40.5 million paid during the six months ended June 30, 2013 and the year ended December 31, 2012. Of the combined $151.4 million in estimated transaction costs, $81.4 million relates to investment banker fees as specified in the relevant agreements. The remaining $70.0 million in estimated transaction costs primarily relate to professional fees associated with the mergers, including legal, accounting, tax, regulatory filing and printing fees to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to ICE and NYSE Euronext.

k)	To reclassify NYSE Euronext developed technology as it will be recognized as an intangible asset in connection with purchase accounting. ICE will continue to assess the fair value of all property, plant and equipment, including this technology, as integration decisions are made. Therefore, fair value adjustments to these assets may change and will be accounted for accordingly if and when such a determination is made.

l)	To eliminate $4.0 billion of historical NYSE Euronext goodwill and record $6.2 billion of goodwill resulting from the mergers. See Note 1 above for preliminary estimated purchase price allocation.

m)	To reflect the elimination of $5.6 billion of historical intangible assets of NYSE Euronext and the recording of $8.2 billion of identifiable intangible assets related to the mergers. The estimated intangible assets attributable to the mergers are comprised of the following:

	Estimated Fair Value (In thousands)	Estimated remaining useful life (in years)	Estimated amortization expense for the six months ended June 30, 2013 (In thousands)	Estimated amortization expense for year ended December 31, 2012 (In thousands)
National securities exchange registrations	$6,790,000	Indefinite	N/A	N/A
Customer relationships	1,112,000	16 to 25	$28,000	$56,000
Trade names	320,000	3 to Indefinite	2,500	5,000

Total	$8,222,000		$30,500	$61,000

As part of these preliminary estimates, national securities exchange registrations and customer relationships were valued using the excess earnings approach and trade names were valued using the relief-from-royalty method under the income approach. Amortization expense was calculated using a straight-line method. See Note 1 for a discussion of the estimated remaining useful life for each intangible asset category identified above.

n)	To remove accrued acquisition-related transaction costs related to the mergers.

o)	To eliminate $653.0 million in deferred revenue balances (and the related $267.7 million in deferred tax assets) relating to NYSE Euronext original listing fees to reflect that, following the completion of the mergers, the combined company would not have assumed a legal performance obligation to their customers.

p)	To record a deferred tax liability of $2.6 billion related to the $8.2 billion estimated fair value of identifiable intangible assets at an estimated blended statutory income tax rate of 31% for the relevant U.S. and foreign taxing jurisdictions, and to eliminate $1.7 billion of NYSE Euronext historical deferred tax liabilities associated with historical identifiable intangible assets.

q)	To record new debt of $1.8 billion expected to be incurred to fund a portion of the cash merger consideration, net of $9.3 million in debt issuance costs. See Note 3 for more information on these financing transactions. In addition, to record an increase of $110.3 million to the historical NYSE Euronext outstanding debt at its fair value (and to record the related $46.3 million in deferred tax assets) as of June 30, 2013, based on current public debt prices.

r)	To eliminate NYSE Euronext’s historical equity balances that remain after adjusting for the mergers and to reflect estimated transaction costs as discussed above in adjustments j) and n).

s)	To reflect the issuance of 42.4 million shares of ICE Group common stock in connection with the merger (par value of $0.01 per share), as discussed in Note 1, valued at a per share price of $181.00, which was the ICE closing stock price on September 5, 2013.

3. Financing Considerations

The pro forma financial statements assume, as summarized in Note 1, that the preliminary estimated purchase price for the mergers is $10.4 billion, comprised of $7.6 billion in equity consideration (including the issuance of 42.4 million shares of ICE Group common stock in exchange for outstanding shares of NYSE Euronext common stock, restricted stock and stock options) and $2.7 billion in cash consideration. ICE expects to fund the cash portion of the purchase price by using $941.3 million from ICE’s existing unrestricted cash balances and anticipated borrowings of $1.8 billion.

ICE has an aggregate $2.1 billion five-year senior unsecured multicurrency revolving credit facility in place, of which $1.8 billion was available to be borrowed by ICE for general corporate purposes as of June 30, 2013. The ICE revolving credit facility matures on November 9, 2016. ICE management does not anticipate repatriating any undistributed earnings of non-U.S. subsidiaries to fund the cash portion of the NYSE Euronext merger consideration. Further, ICE expects its available U.S. cash and anticipated borrowings will be sufficient to fund the cash merger consideration at closing and ICE Group’s anticipated U.S. operating cash flow will be sufficient to fund ICE Group’s announced $300 million annual future dividend program it anticipates implementing following completion of the mergers. The declaration and payment of any dividends will be at the sole discretion of ICE Group’s board of directors.

The outstanding debt of the combined company in the pro forma balance sheet as of June 30, 2013 consists of (i) $1.8 billion in a combination of senior notes anticipated to be issued in one or more tranches by ICE Group and anticipated borrowings by ICE under its revolving credit facility to fund a portion of the cash merger consideration at an assumed interest rate of 2.5%, together with estimated unamortized debt issuance costs of $9.3 million, (ii) ICE’s term loan facility, which had $402.8 million outstanding with a 1.45% interest rate as of June 30, 2013, (iii) ICE’s senior notes, tranche A, which has $200.0 million outstanding with a 4.13% interest rate as of June 30, 2013, (iv) ICE’s senior notes, tranche B, which has $200.0 million outstanding with a 4.69% interest rate as of June 30, 2013, (v) NYSE Euronext’s European bonds, which have $1.2 billion outstanding with a 5.375% interest rate as of June 30, 2013 (plus an additional $104.2 million pro forma adjustment to record the debt to its fair value), and (vi) NYSE Euronext’s U.S. bonds (October 2017 maturity), which have $850.0 million outstanding with a 2.0% interest rate as of June 30, 2013 (plus an additional $6.1 million pro forma adjustment to record the debt to its fair value).

Subsequent to the closing of the mergers, ICE intends to refinance its anticipated borrowings under its revolving credit facility through the issuance of new debt, which ICE expects will be in the form of a commercial paper program. ICE does not currently expect the average interest rate on any issuance of debt securities combined with refinancing under a commercial paper program to be materially different from the interest rate available under ICE’s revolving credit facility at the time of issuance.

The pro forma financial statements reflect our estimate of the amount of financing required to complete the mergers. The actual amount of financing required for the mergers will not be determined until the closing date of the mergers when the actual purchase price, the actual amount of existing unrestricted cash balances of ICE, and the total value of ICE Group common stock to be issued are known. The actual amount of available cash at closing and the total value of common stock to be issued in the mergers to NYSE Euronext stockholders may vary materially from preliminary estimates. The pro forma financial statements also reflect an assumed interest rate for the $1.8 billion of varying forms of debt expected to be incurred based on current market conditions and rates as of the date of these pro forma financial statements and based on instruments and facilities with similar terms and tenors. However, the actual interests incurred on the debt may vary significantly based upon, among other factors outside our control, market conditions, the amount of each form of debt incurred, ICE Group’s ability to issue senior notes, ICE’s ability to borrow under its revolving credit facility to finance a portion of the cash merger consideration, and ICE’s ability to refinance its borrowing under its revolving credit facility with a commercial paper program in connection with the closing of the mergers. There can be no assurance that ICE Group and ICE will be able to issue senior notes (or on anticipated terms), incur indebtedness under ICE’s revolving credit facility or refinance any of its anticipated borrowings under the revolving credit facility. A 100 basis point increase or decrease in interest rates on the $1.8 billion new debt, compared to the rates used for determining interest expense in the pro forma statements of income, would have an approximate $18.3 million impact on our assumed annual interest expense.